Exhibit 99.4

Contact:	Dusty Pritchett
Senior Vice President of Finance and Chief Financial Officer
256-217-1300

AVOCENT REPORTS IMPROVED YEAR-OVER-YEAR EARNINGS

HUNTSVILLE, Ala. (July 17, 2003) - Avocent Corporation (NASDAQ:AVCT) today reported higher sales, margins and net income for the second quarter ended June 27, 2003, compared to the second quarter ended June 28, 2002.

“Avocent’s sales increased 12.1% to $70.6 million and income prior to intangible amortization and merger-related expenses* increased to $12.9 million or $0.27 per diluted share compared to the second quarter of last year.   Net income more than doubled to $7.3 million, or $0.16 per diluted share, compared with the same quarter last year,” stated John R. Cooper, president and chief executive officer of Avocent Corporation.  “Our improved profitability was due to higher sales to all major customer groups and higher margins.

“Digital products sales rose to 34.7% of total sales in the second quarter due to increased market penetration and the contribution of newer products.  We believe the added functionality of the digital products that provide enterprise-wide control of servers is driving the shift to digital switch technology.

“Avocent remains focused on expanding our business within the data center through new products and technologies,” continued Mr. Cooper.  “We increased R&D expenses 18.6% to $7.3 million in the second quarter to continue the development of new products, enhance existing products and improve our manufacturing efficiencies. The increased funding in R&D is also supporting the addition of software engineers that are focused on new applications for our digital product line.”

Second Quarter Results

Net sales for the second quarter rose 12.1% to $70.6 million compared with sales of $63.0 million in the second quarter of 2002.  Sales of digital products and the Secure Switchview experienced strong growth in the second quarter of 2003 compared to the second quarter of 2002.  OEM sales rose 17.3% from the second quarter of 2002 and accounted for 44.9% of total second quarter 2003 sales.  Reseller and distributor sales rose 9.1% from the second quarter of last year and accounted for 51.5% of sales.  Sales in the U.S. increased 9.0% and accounted for 62.6%, or $44.2 million, of second quarter 2003 sales.  International sales increased by 17.5% to $26.4 million, or 37.4% of total second quarter 2003 sales.

Gross profit for the second quarter rose to $40.9 million with a gross margin of 57.9% compared with gross profit of $32.1 million and a gross margin of 50.9% in the second quarter of 2002.  The growth in margin was attributable to the higher sales base, improved manufacturing efficiencies on key products and improved product mix.  Avocent’s digital product line, which has a higher than average gross margin, has grown from approximately 20% of sales in the second quarter of 2002 to almost 35% of sales in the second quarter of 2003.

SG&A expenses for the second quarter were $16.9 million, or 24.0% of sales, compared with $13.1 million, or 20.8% of sales, in the second quarter of 2002.  The increase in SG&A was due primarily to the addition of new sales personnel in the U.S., Asia and Europe.

Income prior to intangible amortization and merger-related expenses rose to $12.9 million, or $0.27 per diluted share, compared with income prior to intangible amortization and merger-related expenses of $10.3 million, or $0.22 per diluted share, in the second quarter of 2002.  Intangible amortization and merger-related expenses totaled $5.7 million in the second quarter of 2003 and $6.7 million in the second quarter of 2002.

GAAP net income for the second quarter of 2003 was $7.3 million, or $0.16 per diluted share.  This compares with net income of $3.6 million, or $0.08 per share, in the second quarter of 2002.

Avocent’s balance sheet and cash position remained strong as of June 27, 2003.  The Company’s cash flow from operations was approximately $20 million for the second quarter of 2003 with over $258 million in cash, cash equivalents and investments at the quarter’s end.

*Use of Non-GAAP Financial Measures

Income prior to intangible amortization and merger-related expenses is not a measure of financial performance under generally accepted accounting practices (GAAP) and should not be considered a substitute for or superior to GAAP.  Avocent’s management uses income prior to intangible amortization and merger-related expenses as a financial measure to evaluate performance and allocate resources within the Company.  Management believes this measure presents the Company’s results on a more comparable operational basis by excluding non-cash amortization expenses and non-operational expenses associated with mergers and acquisitions made by Avocent.  In addition, Avocent believes that income prior to intangible amortization and merger-related expenses is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions.  A reconciliation of Avocent’s results using operational measures and GAAP is set forth in the condensed consolidated statement of operations included in this press release.

Conference Call Information

Avocent will provide an on-line, real-time Web-cast and rebroadcast of its second quarter results conference call to be held July 17, 2003.  The live broadcast will be available on-line at www.avocent.com and at www.vcall.com beginning at 10:00 a.m. central time.  The on-line replay will follow immediately and continue for 30 days.

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide.  Branded products include switching, extension, remote access, and video display solutions.  Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding  the development and introduction of new products and technologies, the size and growth of the potential markets for these products and technologies in the future, engineering and design activities, and manufacturing efficiencies in the future.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	For the Quarter Ended June 27, 2003
	Operational	Adjustments **	GAAP

Net sales	$70,612		$70,612
Cost of sales	29,711	$216	29,927
Gross profit	40,901	(216)	40,685

Research and development expenses	7,264	390	7,654
Selling, general and administrative expenses	16,937	1,187	18,124
Amortization of intangible assets	—	6,156	6,156
Operating income	16,700	(7,949)	8,751

Other income (expense), net	1,060	(16)	1,044
Income before income taxes	17,760	(7,965)	9,795

Provision for income taxes	4,846	(2,396)	2,450
Net income	$12,914	$(5,569)	$7,345

Earnings per share:
Basic	$0.28		$0.16
Diluted	$0.27		$0.16

Weighted average shares and common equivalents outstanding:
Basic	45,917	—	45,917
Diluted	47,479	(118)	47,361

	For the Quarter Ended June 28, 2002
	Operational	Adjustments **	GAAP

Net sales	$63,018		$63,018
Cost of sales	30,914	$488	31,402
Gross profit	32,104	(488)	31,616

Research and development expenses	6,126	846	6,972
Selling, general and administrative expenses	13,110	2,358	15,468
Amortization of intangible assets	—	5,297	5,297
Operating income	12,868	(8,989)	3,879

Other income (expense), net	1,244	—	1,244
Income before income taxes	14,112	(8,989)	5,123

Provision for income taxes	3,849	(2,293)	1,556
Net income	$10,263	$(6,696)	$3,567

Earnings per share:
Basic	$0.23		$0.08
Diluted	$0.22		$0.08

Weighted average shares and common equivalents outstanding:
Basic	44,947	—	44,947
Diluted	46,000	(315)	45,685

**  Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002.  The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.  Please see previous discussion regarding the use of non-GAAP financial measures.

	For the Six Months Ended June 27, 2003
	Operational	Adjustments **	GAAP

Net sales	$141,774		$141,774
Cost of sales	61,043	$449	61,492
Gross profit	80,731	(449)	80,282

Research and development expenses	13,598	868	14,466
Selling, general and administrative expenses	32,508	2,275	34,783
Amortization of intangible assets	—	12,312	12,312
Operating income	34,625	(15,904)	18,721

Other income (expense), net	1,908	(30)	1,878
Income before income taxes	36,533	(15,934)	20,599

Provision for income taxes	9,879	(4,792)	5,087
Net income	$26,654	$(11,142)	$15,512

Earnings per share:
Basic	$0.58		$0.34
Diluted	$0.57		$0.33

Weighted average shares and common equivalents outstanding:
Basic	45,671	—	45,671
Diluted	47,162	(136)	47,026

	For the Six Months Ended June 28, 2002
	Operational	Adjustments **	GAAP

Net sales	$125,122		$125,122
Cost of sales	62,266	$977	63,243
Gross profit	62,856	(977)	61,879

Research and development expenses	11,723	1,686	13,409
Selling, general and administrative expenses	28,594	6,797	35,391
Amortization of intangible assets	—	10,594	10,594
Operating income	22,539	(20,054)	2,485

Other income (expense), net	2,608	—	2,608
Income before income taxes	25,147	(20,054)	5,093

Provision for income taxes	6,507	(5,284)	1,223
Net income	$18,640	$(14,770)	$3,870

Earnings per share:
Basic	$0.42		$0.09
Diluted	$0.40		$0.08

Weighted average shares and common equivalents outstanding:
Basic	44,888		44,888
Diluted	46,100	(415)	45,685

**  Note: Adjustments relate to amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000, the acquisition of Equinox in January 2001 and the acquisition of 2C in August 2002.  The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.  Please see previous discussion regarding the use of non-GAAP financial measures.

AVOCENT CORPORATION

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 27, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents and short-term investments	$163,437	$169,318
Accounts receivable, net	38,555	36,313
Current and deferred income tax receivable	6,801	6,541
Other receivables, net	381	1,191
Inventories, net	20,527	24,422
Other current assets	3,229	3,256
Total current assets	232,930	241,041

Investments	94,908	46,572
Property and equipment, net	32,356	24,313
Goodwill, net	203,625	203,625
Intangible assets, net	40,195	52,601
Other assets	552	455
Total assets	$604,566	$568,607

Accounts payable and other accrued expenses	$14,441	$14,159
Income tax payable	7,299	6,901
Other current liabilities	13,613	13,662
Total current liabilities	35,353	34,722

Non-current liabilities	12,402	16,213

Total stockholders’ equity	556,811	517,672

Total liabilities and stockholders’ equity	$604,566	$568,607

END